EXHIBIT 99.1

     PREMIERWEST BANCORP ANNOUNCES
 REVERSE STOCK SPLIT TO BE EFFECTIVE
FEBRUARY 10, 2011

MEDFORD, OR – January 20, 2011 – PremierWest Bancorp (NASDAQ: PRWT), the parent company of PremierWest Bank, announced today that it intends to file an amendment to its Articles of Incorporation to complete a 1-for-10 reverse stock split effective February 10, 2011. Shareholders, at a special meeting held on December 16, 2010, approved the reverse stock split. The intention of the reverse stock split is to bring the Company’s stock price above the $1.00 minimum bid price required for continued listing on The NASDAQ Capital Market. PremierWest has until March 10, 2011 to regain compliance.

James Ford, President & Chief Executive Officer of PremierWest Bancorp and PremierWest Bank, stated “While the reverse split will bring us into compliance with NASDAQ listing rules, we understand that profitability is what ultimately drives share price. As evidenced with our fourth quarter report, released earlier today, our focus on improving the financial strength of PremierWest with a goal of returning the company to profitability as soon as possible is showing positive signs. We will continue to work vigorously at improving our financial performance, and our shareholders investment.”

ABOUT PREMIERWEST BANCORP
PremierWest Bancorp is a financial services holding company headquartered in Medford, Oregon. We operate primarily through our subsidiary PremierWest Bank. PremierWest offers a full array of financial products and services through a network of full service banking offices serving a territory which currently includes high growth markets in Southern & Central Oregon and Northern California. Additionally, PremierWest offers expanded banking related services through two subsidiaries, Premier Finance Company and PremierWest Investment Services, Inc.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. You should not place undue reliance on forward-looking statements and, except as required by applicable law, we undertake no obligation to update any such statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those discussed in this press release as a result of risk factors identified in the Company’s Form 10-K for the year ended December 31, 2009, and other filings with the SEC. The Company makes forward-looking statements in this release related to the intended filing date of an amendment to its Articles of Incorporation and completion and timing of the reverse stock split.